Pricing Supplement Dated January 14, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes – Floating Rate

Annual Yield:	5.75%

Effective Dates:	1-14-2008 through	1-20-2008